Exhibit 10.11

AMENDED USE AGREEMENT

Certain information in this document, marked by brackets, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

THIS AMENDED USE AGREEMENT (this “Agreement”) is made as of June 1, 2017 between Air Pegasus Heliport, Inc., West 30th Street and 12th Avenue, New York, New York (“APH”) and Fly Blade, Inc., a Delaware corporation with an address at 499 East 34th Street, New York, New York 10016 (“BLADE”).

WHEREAS, APH operates the West 30th Street Heliport (the “Heliport”) as permittee pursuant to a Permit between it and the New York State Department of Transportation (the “NYDOT”), its successors and assigns, dated March 25, 1996, as amended by that certain First Amendment to Agreement between HRPT and APH, dated as of the date hereof (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Permit”). The Hudson River Park Trust (the “HRPT”) is the current successor to the NYDOT and therefore the current permittor under the Permit; and

WHEREAS, BLADE acts as agent of duly licensed Federal Aviation Administration (“FAA”) and United States Department of Transportation (“DOT”) operators whose operations are compliant with all relevant Federal Aviation Regulation (“FAR”); and

WHEREAS, pursuant to a Use Agreement between APH and BLADE dated April 30, 2015 (the “First Use Agreement”), BLADE utilizes a trailer at the Heliport that is no greater than sixteen (16) feet wide by sixty (60) feet long as a passenger lounge (the “Passenger Lounge”); and

WHEREAS, pursuant to a Use Agreement between APH and BLADE dated January 28, 2016 (the “Second Use Agreement”), BLADE utilizes a trailer at the northernmost end of the Heliport to which APH also has use and access (the “North Trailer”). The Passenger Lounge and the North Trailer shall be referred to collectively as the “Trailers”); and

WHEREAS, the parties wish to amend and restate the First Use Agreement and the Second Use Agreement pursuant to the terms of this Agreement;

NOW, THEREFORE, based on the foregoing premises, and in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.            Recitals. The recitals set forth above are hereby incorporated by reference and shall be treated as terms if this Agreement as if they were set forth within the body of this Agreement in their entirety.

2.            Effective Date/Term. The term of this Agreement shall commence on the Effective Date (as defined herein), shall be coterminous with APH’s Permit and shall terminate simultaneous with the termination of the Permit (the “Term”), unless terminated earlier for cause or as otherwise set forth in this Agreement. Upon termination of this Agreement, BLADE shall, at its own cost and expense, vacate the Trailers, at which time the North Trailer shall continue to be the sole property of APH, except for any furnishings, electronics and appliances BLADE shall elect to remove from the North Trailer upon termination of this Agreement.

3.            This Agreement is and shall be expressly subject and subordinate to all of the terms, covenants, conditions, provisions and agreements of the Permit. A true, correct and complete copy of the Permit has been delivered to and reviewed by BLADE. APH and BLADE agree that in the interests of ensuring that the terms and provisions of this Agreement are consistent with the terms and provisions of the Permit, the terms and provisions of the Permit are hereby specifically incorporated herein by reference and made a part of this Agreement, as if such terms and provisions were repeated and expressly set forth in this Agreement (other than with respect to payment obligations).

4.            This Agreement is further subject to, and BLADE accepts that this Agreement is subject to, all of the terms, covenants and conditions set forth in that certain Consent to Amended Use Agreement to be entered into by HRPT and APH (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “HRPT Consent”). BLADE covenants and agrees (i) to perform, observe and be bound by each and every covenant, condition and provision of the Permit (other than with respect to payment obligations or as otherwise modified hereby) and the HRPT Consent, and (ii) that BLADE will not do or cause to be done or suffer or permit any act or thing to be done which would or might cause the Permit or the rights of APH thereunder to be cancelled, terminated or forfeited or make APH liable for any damages, claim or penalty. In the event BLADE violates this Paragraph 4 and/or the HRPT Consent , HRPT may but shall not be obligated to, revoke HPRT’s consent to this Agreement rendering this Agreement null and void.

5.            This Agreement grants to BLADE a license to use the Heliport as provided herein and shall in no way be construed to be a sublease agreement or any other interest in real property in the Heliport.

6.            This Agreement does not, and shall not be construed to, establish privity between HRPT and BLADE. HRPT shall be a third party beneficiary under this Agreement, provided that HRPT shall not have any duties under this Agreement or any liabilities arising herefrom, nor does HRPT assume any obligation to perform the terms, covenants, conditions, provisions and agreements contained in this Agreement on the part of APH to be performed. In the event APH shall fail to perform any of the terms, covenants, conditions, provisions and agreements contained in this Agreement on its part to be performed, HRPT shall be under no obligation or have any liability whatsoever to BLADE.

7.              Monthly Use Fee.

(a)            Passenger Lounge. There shall be no monthly use fee for the Passenger Lounge from the Effective date of this Agreement through [***]. Beginning on [***], and on the first day of each month thereafter until the termination of this Agreement, BLADE shall pay APH a monthly use fee for the Passenger Lounge of [***] (the “Passenger Lounge Monthly Use Fee”).

(b)            North Trailer. There shall be no monthly use fee for the North Trailer from the Effective date of this Agreement through [***]. Beginning on [***], and on the first day of each month thereafter until the termination of this Agreement, BLADE shall pay APH a monthly use fee for the North Trailer of [***] (the “North Trailer Monthly Use Fee”). The Passenger Lounge Use Fee and the North Trailer Monthly Use Fee shall be referred to collectively as the “Monthly Use Fees.”

8.            Heliport Operations. APH shall be solely responsible for the operation of the Heliport. APH shall provide service to helicopters used to provide services sold or brokered by BLADE (“Blade Helicopters”) in the same manner APH services other helicopter operations at the Heliport with ground crew and fueling support as necessary and in accordance with APH’s obligations under the Permit. APH shall periodically assess whether BLADE’s operations at the Heliport necessitate an increase in APH’s ground crew. In the event that APH makes such a determination, then the APH and BLADE shall negotiate an increase in the Monthly Use Fees in good faith.

9.            BLADE Use of Trailer.

(a)            Passenger Lounge. BLADE shall be entitled to use the Passenger Lounge as a waiting area, terminal and lounge for its customers. BLADE is responsible for: (i) checking government issued photo identification and checking in all its passengers; (ii) visually assessing each passenger’s weight, baggage dimensions and weight (and weighing if deemed necessary); (iii) tagging baggage; and (iv) queuing passengers when their helicopter arrives. BLADE shall not escort passengers out of the Passenger Lounge or onto the operations area of the Heliport. APH linemen shall be solely responsible for escorting Blade passengers from the Passenger Lounge to the helicopters and to their seats and for loading baggage into the helicopters.

(b)            North Trailer. BLADE shall be entitled to use the North Trailer for its Customer Service Representatives (“C/S”), Customer Experience Representatives (“C/X”) who handle check-in, organization, manifests, and bags at the Passenger Lounge, Logistics employees who ensure the timely arrival and departure of aircraft, deal with weather delays, mechanicals, and manifest weight issues, and for other such related purposes as are reasonably necessary to BLADE’s business.

(c)            Signs. BLADE shall have the right to place and maintain signage as depicted on Exhibit A hereto. Other than as specifically depicted in Exhibit A, BLADE shall not place any signage on the Heliport (as defined herein and as defined in the Permit) or the North Trailer without the prior written approval of APH and the HRPT.

10.             APH Use of Trailers.

(a)            Passenger Lounge. APH may use the Passenger Lounge and any amenities BLADE installs within it for any patrons utilizing the Heliport to fly under FAR Part 91. APH may not use the Trailer for the benefit of anyone, or otherwise grant anyone access to the Trailer, who is a customer of a BLADE competitor, charter operator, or operator of scheduled or crowdsourced point to point helicopter flights. APH, from time to time and at the sole discretion of APH and as agreed upon by BLADE, may request to use the Trailer for its VIP patrons flying under FAR Part 135, so long as such usage does not result in the perception of any benefit to a competitor of BLADE and BLADE is given prior notice of such request. APH will not allow any competitor of BLADE to erect or maintain a quasi-private or branded passenger lounge at the Heliport at any time during the term during which BLADE is not in default of this Agreement.

(b)            North Trailer. BLADE will designate and maintain: (i) a renovated and enclosed area within the North Trailer as a private lounge with lockers, bathroom facilities, changing facilities and a television lounge for the exclusive use of APH’s linemen (the “APH Linemen Lounge”); (ii) a 12-person conference room with audio-visual equipment (the “Conference Room”); (iii) a computer room; (iv) quiet phone booth; (v) two small meeting rooms; (vi) storage room for the exclusive use of APH (the “Storage Room”); (vii) pilot’s waiting area (the “Pilot’s Lounge”); (viii) kitchen area; and (ix) such other areas as BLADE and APH agree on. APH shall be entitled to the exclusive use of the APH Linemen Lounge and the Storage Room. APH shall be entitled to use the Conference Room for safety meetings, management meetings, and other meetings upon notice to BLADE and provided that the Conference Room is not in use by BLADE. BLADE shall not unreasonably restrict APH’s use of the Conference Room. All pilots operating helicopters at the Heliport shall be entitled to use of the Pilot’s Lounge. BLADE shall provide daily lunches to APH employees in the same manner as provided to BLADE employees and provide complimentary refreshments to all pilots. All APH employees shall be permitted to use the standing counter areas and small conference rooms.

11.            Renovations, Maintenance, Utilities. Any and all expenses associated with the permitting, use, maintenance, renovation, upkeep and/or removal of the Trailers, or otherwise associated with the Trailers, shall be the sole responsibility of BLADE. In the event APH is invoiced or incurs any expenses related to the Trailers it shall promptly forward demand for reimbursement to BLADE, and BLADE shall reimburse APH within ten (10) days of receipt of APH’s invoice. BLADE’s failure reimburse APH shall be a material breach of this Agreement. APH agrees to allow BLADE to tie into existing utility lines and telephone and communication lines at the Heliport in order to ensure access to power and water to the Trailers. Notwithstanding the provisions contained within this Paragraph, the cost of the use of such utilities to provide power and water to the Trailers is incorporated into the monthly usage fees described in Paragraph 3 above.

12.            Discounts.

a.	To the extent helicopter services sold or brokered by BLADE (“BLADE Flights”) benefit from discounted landing fees and any and all other operational fees (that is, any fee incurred in the landing and taking off, loading and unloading of passengers and baggage, and the operating of helicopters for commercial purposes at the Heliport) negotiated between APH and a third party provider, all such operations shall benefit from those pre-determined fees or the following discounted fee structure, whichever is less (the “Discounts”):

[***]

[***]

b.	BLADE commits to not less than [***] BLADE Flights per calendar quarter and not less than [***] BLADE Flights each calendar year. BLADE shall not be entitled to any Discounts unless there are at least [***] BLADE Flights per calendar year. In the event there are fewer than [***] BLADE flights in any calendar year, than BLADE shall be required to pay to APH the total amount of the Discounts during the calendar year within 30 days of receipt of notice by APH that there were fewer than [***] BLADE Flights.

c.	Other than the Discounts set forth herein, BLADE shall pay all fees and charges to APH pursuant to APH’s then current Schedule of Charges. APH shall not grant BLADE any discounts in excess of the Discounts provided for herein.

13.            Priority Access. BLADE Helicopters shall have priority access to, and use of the two landing spots most proximate to the ramp entrance of the Trailer. APH shall ensure the landing spots described herein are available to BLADE Helicopters at all times upon reasonable prior notice by BLADE of anticipated BLADE-related operations and provided that such access does not unreasonably interfere with other operations at the Heliport. Priority access is not exclusive access. APH may utilize the two landing spots described herein when not reasonably anticipated to be in use by BLADE Helicopters and as necessary for the safe operation of the Heliport. There shall be no penalty in the event said spots are not available to BLADE Helicopters as a consequence of other APH operations.

14.            Assignment. BLADE shall not have any right to assign this Agreement without the prior written approval of APH and HRPT, in each case, which approval may be granted or refused, in either parties’ sole discretion. APH shall have the right to assign this Agreement to any entity that succeeds it as permittee under the Permit. BLADE agrees that it shall not sublease, or grant the right to use, any portion of the North Trailer or the Passenger Lounge (including the exteriors) to any person or entity, without the prior written approval of APH and HRPT, in each case, which approval may be granted or refused, in either parties’ sole discretion.

15.            Insurance. BLADE shall maintain at all times throughout the Term (i) a policy or policies of comprehensive general liability insurance with respect to its activities and use of the Trailers with the premiums thereon fully paid on or before due date, issued by and binding upon an insurance company approved by APH, such insurance to afford minimum protection of not less than Twenty-Five Million Dollars ($25,000,000) combined single limit coverage of bodily injury, property damage or combination thereof, or such greater amount as may be in accordance with industry standards from time to time, (ii) liquor liability insurance in the amount of at least One Million Dollars ($1,000,000), and (iii) workers’ compensation insurance and employer’s liability insurance in statutory limits covering all persons with respect to whom death, bodily injury or sickness claims could be asserted against APH or the HRPT under the provisions of any workers’ compensation law, employer’s liability law or similar laws of the State of New York that may, at any time or from time to time, be in effect during the Term. All policies of BLADE shall contain a waiver of subrogation in favor of APH and the HRPT. APH and the HRPT shall be listed as additional insureds, on a primary and non-contributory basis, on BLADE’s policy or policies of comprehensive general liability insurance and liquor liability insurance, and BLADE shall provide APH and HRPT with current Certificates of Insurance evidencing BLADE’s compliance with this Paragraph. BLADE shall obtain the agreement of its insurers to notify APH and the HRPT that a policy is due to expire at least (10) days prior to such expiration. APH shall not be required to maintain any insurance regarding the Trailers. Blade hereby covenants and agrees that throughout the Term it shall not directly or indirectly own (in whole or in part) or operate any helicopter using the Heliport.

16.            Right of First Refusal. In the event this Agreement is terminated as a result of the Permit being terminated or revoked and BLADE is not otherwise in default of this Agreement, should APH relocate its business and operate a heliport elsewhere in Manhattan, APH agrees to use its best efforts to work with BLADE to allow, for a lease term of 5 years, a designated and exclusive office space in any such subsequent heliport location or for BLADE to install an alternative facility consistent with the size and configuration of such subsequent heliport within the parameters of all governing permits, leases, and/or regulations. APH shall not enter into discussions or otherwise negotiate with any other FAR Part 135 operator concerning the installation of a quasi-private and/or branded office or passenger lounge at any subsequent APH heliport location for the period of time between the termination of the Permit and April 15 of the same or subsequent year the Permit is terminated, whichever is sooner. If in the event any subsequent APH heliport has facilities for multiple offices or quasi-private and/or branded passenger lounges, APH shall not offer any third party use of any such office or lounge that is substantially similar to BLADE’s lounge in size and configuration on terms more favorable than those offered to BLADE, including rates on landing fees, unless such terms are also offered to BLADE upon reasonable prior notice.

17.           Default.

(a)            BLADE. BLADE shall be in default if: (i) BLADE fails to pay the Monthly Use Fees when due, and such failure continues for ten (10) days after the due date; or (ii) BLADE defaults in any of its other obligations under this Agreement, and such default continues for fourteen (14) days after BLADE has been notified of such default in writing by certified mail, return receipt requested. Upon BLADE’s uncured default, APH may declare this Agreement ended and terminated by giving BLADE written notice of such intention and BLADE shall lose its right to use and access the Trailers for the benefit of its employees and customers. APH shall have, in addition to the remedy set forth herein, any other right or remedy available to APH as a result of BLADE’s default.

(b)            APH. APH shall be in default if APH defaults in any of its obligations under this Agreement, and such default continues for fourteen (14) days after APH has been notified of such default in writing. Upon APH’s uncured default, BLADE may declare this Agreement ended and terminated. BLADE shall have, in addition to the remedy set forth herein, any other right or remedy available to BLADE as a result of APH’s default.

18.             Indemnity.

a.	BLADE hereby agrees to indemnify and hold harmless APH from any and all claims, suits or demands of any kind, including legal fees and costs (hereinafter, “claims”), which arise out of or are related to any negligence in BLADE’s operations at the Heliport, or negligence in the use of either of the Trailers. BLADE’s indemnity obligations include, but are not limited to, the payment of any legal fees and costs of the HRPT that APH may be obligated to pay under the Permit.

b.	BLADE hereby agrees to indemnify and hold harmless HRPT, the State of New York, the New York State Office of Parks, Recreation and Historic Preservation, the New York State Department of Environmental Conservation, the City of New York, the New York City Department of Parks and Recreation and each of their respective commissioners directors, officers, employees, agents, servants, successors and assigns from any and all claims arising out of or related to its use of the Heliport, including, but not limited to, payment of the HRPT’s legal fees and costs.

c.	APH hereby agrees to indemnify and hold harmless BLADE from any and all claims, which arise out of or are related to any negligence in APH’s operations at the Heliport, or negligence in APH’s use of either of the Trailers.

19.            Waiver. No waiver of any default of APH or BLADE shall be construed as a waiver of a subsequent breach of the same or similar covenant, term or condition. APH shall not knowingly waive BLADE’s obligation to comply with any provision of this Agreement.

20.            Headings. The headings used in this Agreement are for convenience of the parties only and shall not be considered in interpreting the meaning of any provision of this Agreement.

21.            Regulatory Compliance and Safety Considerations. As of the date of this Agreement, BLADE shall comply with all laws, orders, ordinances and other public requirements now or hereafter enacted or adopted pertaining to the Heliport, including without limitation all of APH’s rules and regulations and all applicable FAA regulations, thus ensuring the safety and security of the Heliport’s staff and patrons and the efficiency of the Heliport’s operations. APH reserves the right to adopt any rule or regulation reasonable necessary to ensure the efficient and safe operation of the Heliport, and may serve notice of the same upon BLADE at any time as necessary in writing. Upon receipt of any such notice BLADE shall have fourteen (14) days to either (i) comply, or (ii) raise issues associated with compliance to APH. APH shall work in good faith with BLADE to resolve any aforementioned issue. APH and BLADE both further agree to comply with all laws, orders, ordinances and other public requirements now or hereafter enacted or adopted affecting the Heliport and/or its operations.

22.            Limitation of Rights. This Agreement shall not be construed to grant BLADE any rights or privileges that APH: (i) is prohibited from granting; or (ii) does not possess pursuant to the Permit. This Agreement is subordinate to the terms of the Permit and neither APH nor BLADE shall engage in any action that would constitute or result in a default under the Permit.

23.            Compliance with Law and Other Requirements. As of the date of this Agreement, BLADE shall comply with all laws, orders, ordinances and other public requirements now or hereafter enacted or adopted pertaining to the Heliport, including all of APH’s rules and the Settlement Agreement and Order entered on July 28, 2008 in the matter entitled Friends of the Hudson River Park, et al. v. Hudson River Park Trust, et al., Index Number 116581/07 (the “Settlement Agreement”). BLADE acknowledges receipt of a copy of the Settlement Agreement. APH shall comply with all laws, orders, ordinances and other public requirements now or hereafter enacted or adopted affecting the Heliport, including the Settlement Agreement. APH shall monitor BLADE’s activities at the Heliport to ensure its compliance with the Settlement Agreement. APH shall, upon the request of the HRPT, certify the parties’ compliance with the terms of this Agreement. BLADE shall cooperate and assist with respect to any audit conducted by HRPT or governmental authorities or agencies of the City of New York or the State of New York.

24.            Entire Agreement. As of the Effective Date: (i) this Agreement contains all of the terms and conditions agreed upon by the parties with reference to the subject matters contained herein; (ii) no other agreement, oral or otherwise, will be considered to exist or to bind any of the parties; and (iii) this Agreement supersedes and renders null and void the First Use Agreement and the Second Use Agreement. This Agreement cannot be modified except by a written instrument signed by both parties and approved by the HRPT. APH shall, upon the request of the HRPT, certify that there are no other agreements between APH and BLADE other than this Agreement.

25.            Severability. If any portion or provision of this Agreement is held unconstitutional, invalid, or unenforceable by any court of competent jurisdiction, the remainder of this Agreement will be considered severable, will not be affected, and will remain in full force and effect.

26.            HRPT Approval. APH and BLADE understand that this Agreement is subject to the approval of the HRPT pursuant to the terms of the Permit. This Agreement shall become effective on the date that it is approved by the HRPT.

27.            Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of New York.

28.            Counterparts. This Agreement may be executed in counterparts, with each counterpart being equally effective.

29.            Facsimile Signatures. Facsimile and other electronic signatures shall be as binding as original signatures.

[Remainder Of Page Intentionally Left Blank; Signatures On Next Page]

WHEREFORE, the parties have executed this Agreement as of the day and date first written above.

AIR PEGASUS HELIPORT, INC.		FLY BLADE, INC.

By:	/s/ Alvin S. Trenk	By:	/s/ Melissa Tomkiel

Alvin S. Trenk, Chairman		Melissa Tomkiel, General Counsel